EXHIBIT 10.2

HARVARD BIOSCIENCE, INC.

HARVARD APPARATUS 2007 BONUS PLAN

August 3, 2007

The name of this plan is the Harvard Apparatus 2007 Bonus Plan (this “Bonus Plan”). This Bonus Plan was adopted by resolution of the Compensation Committee of Harvard Bioscience, Inc. (the “Company”) on May 1, 2007.

1. Participants. The participants in the Bonus Plan include Mark A. Norige and such other employees, consultants and key persons of the Company or its direct or indirect subsidiaries as may be determined by the administrator of this Bonus Plan (the “Participants”).

2. Bonus Pool.

All bonuses payable under this Bonus Plan will be funded from a cash bonus pool (the “Bonus Pool”) that will be created if Adjusted Operating Income (as defined below) exceeds the Target Adjusted Operating Income as set forth on Exhibit A. The size of the Bonus Pool will be equal to 41% of Adjusted Operating Income in excess of the Target Adjusted Operating Income. If Adjusted Operating Income is less than the Target Adjusted Operating Income then there will not be a Bonus Pool and no bonuses will be payable pursuant to this Bonus Plan.

Subject to adjustment by the administrator of this Bonus Plan, “Adjusted Operating Income” equals operating income generated by the Company’s Harvard Apparatus reporting unit for the year ended December 31, 2007 as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for amortization of intangible assets, costs of restructuring, fair value adjustments of inventory and backlog related to acquisitions, the impact of stock compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and the effect of this Bonus Plan, if any, with such further adjustments as may be approved by the administrator of this Bonus Plan. Adjusted Operating Income shall also be reduced by an amount equal to the product of (1) the purchase price, as determined by the administrator of this Bonus Plan, of each direct or indirect acquisition of assets or a business completed during 2007 that is included in the Company’s Harvard Apparatus reporting unit (including acquisition related costs and expenses and the amount of any debt assumed in the acquisition) multiplied by (2) the Return Percentage, as set forth on Exhibit A, prorated based on the number of days in 2007 such acquired assets or business is included in the results of the Company’s Harvard Apparatus reporting unit.

3. Bonus Payments.

The amount of the bonus payments to be made to each Participant will equal such Participant’s Bonus Ratio (as defined below) multiplied by the total Bonus Pool; provided that each Participant’s bonus payment will not exceed such Participant’s Maximum Bonus; provided that no Participant shall be entitled to receive any bonus payment under this Bonus Plan unless such Participant remains as an employee of the Company or one of its direct or indirect subsidiaries through the date on which payment occurs pursuant to the following sentence. The calculation of the bonus payments will be made by the administrator of this Bonus Plan on or before March 15, 2008 and payment of each Participant’s bonus payment will be made on or before March 15, 2008.

Each Participant’s “Bonus Ratio” will equal (A) such Participant’s Maximum Bonus divided by (B) the sum of the Maximum Bonuses of all of the Participants.

Each Participant’s “Maximum Bonus” will be determined by the administrator of this Bonus Plan on or prior to the payment of bonuses pursuant to this Bonus Plan. The Maximum Bonus for Mark A. Norige will be $60,000; provided that his Maximum Bonus may be increased to up to $100,000 at the discretion of the administrator of this Bonus Plan based on his performance during 2007.

4. Administration. The Chief Executive Officer of the Company shall generally be the administrator of this Bonus Plan and have the power and authority at any time to adopt, alter and repeal such rules, guidelines and practices for administration of this Bonus Plan and for such officer’s own acts and proceedings as such officer shall deem advisable; to interpret the terms and provisions of this Bonus Plan (including any related written instruments); to make all determinations such officer deems advisable for the administration of this Bonus Plan; to decide all disputes arising in connection with this Bonus Plan; and to otherwise supervise the administration of this Bonus Plan; provided, however, that, to the extent this Bonus Plan applies to the Chief Executive Officer, Mr. Norige or any other executive officer of the Company, the Compensation Committee shall be the administrator of this Bonus Plan and shall have all of such power and authority. All decisions and interpretations of the administrator of this Bonus Plan shall be binding on all Participants.

5. Termination. This Bonus Plan shall terminate upon the earlier of (a) the determination by the administrator of this Bonus Plan that no bonuses are payable under this Bonus Plan or (b) the payment by the Company of all bonuses payable under this Bonus Plan.

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